EXHIBIT 10.77

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 30th day of August 2013 (the “Effective Date”), by and among Fusion Telecommunications International, Inc. (“Fusion”), a Delaware corporation with its principal office located at 420 Lexington Avenue, Suite 1718, New York, NY 10170; Fusion Broadvox Acquisition Corp. (“FBAC”, and together with Fusion, “Buyers”; each, a “Buyer”), a Delaware corporation with its principal office located at 420 Lexington Avenue, Suite 1718, New York, NY 10170; BroadvoxGo!, LLC (“Broadvox”), a Delaware limited liability company with its principal office located at 75 Erieview Plaza, Suite 400, Cleveland, OH 44114; and Cypress Communications, LLC (“Cypress”, and together with Broadvox, “Sellers”; each, a “Seller”), a Delaware limited liability company with its principal office located at Four Piedmont Center, Suite 600, Atlanta, GA 30305. The aforementioned Entities may be referred to individually as a “Party” or collectively as the “Parties.” Certain terms used in this Agreement shall have the meanings set forth in Section 1.1, or elsewhere as defined in this Agreement.

WHEREAS, Sellers are engaged in the business of providing Hosted VoIP and SIP Trunking communications services (but excluding the shared tenant services business) (the “Business”), and utilize certain of their assets in connection with their operation of the Business; and

WHEREAS, Buyers desire to purchase from Sellers, upon the terms and conditions set forth herein, substantially all of the assets that are used exclusively in the operation of the Business (the “Acquired Assets”), as more fully described in Section 2.2 hereof and in the Disclosure Schedules described therein, such that Buyers’ acquisition of the Acquired Assets will enable them to own and operate the Business after the Closing substantially in the manner as it has heretofore been operated; and

WHEREAS, Sellers desire to sell the Acquired Assets to Buyers upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1   Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

(a)           “Affiliate” shall, mean, with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by Contract, or otherwise.

(b)           “Agreement” shall mean this Asset Purchase and Sale Agreement, including all Exhibits and Disclosure Schedules hereto.

(c)           “Business Material Adverse Effect” shall mean a Material Adverse Effect on the Business, taken as a whole, or a Material Adverse Effect on the ability of Sellers to perform their respective obligations under this Agreement, and to consummate the Transactions.

(d)           “Buyer Material Adverse Effect” shall mean a Material Adverse Effect on the ability of Buyers to perform their respective obligations under this Agreement, and to consummate the Transactions.

(e)           “Closing” shall mean the consummation of the transactions contemplated by this Agreement (the “Transactions”).

(f)            “Closing Date” shall mean the date on which the Closing occurs pursuant to Section 3.1 of this Agreement.

(g)           “Closing Material Adverse Effect” shall mean any circumstance, change or effect that is, or could reasonably be expected to be, materially adverse to the Business, the Acquired Assets or consummation of the Transactions; it being acknowledged that any adverse effect of $750,000 or more shall in any event be deemed a Closing Material Adverse Effect; provided, however, that “Closing Material Adverse Effect” shall not include any event, occurrence, fact, condition, circumstance, change, or effect, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) any matter disclosed to Buyers in the Disclosure Schedules; (v) the effect of any changes in applicable Laws or accounting rules, including GAAP and any legislation adopted by any Governmental Entity having jurisdiction over the Business, or any rule or regulation enacted by the Federal Communications Commission (in each case after the Effective Date and applicable to all telecommunications carriers); (vi) any change, effect, or circumstance resulting from the announcement of this Agreement; or (vii) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God; unless, in the case of the foregoing clauses, such changes referred to therein have a materially disproportionate effect on the Business relative to other participants in the industries in which the Business operates; provided, however, in the event Sellers maintain insurance covering events described in Section 1.1(g)(vii), Sellers shall (A) expeditiously process and seek full recovery under and in accordance with the terms of such policy(ies) to the same extent as it would if Closing of the Transactions had not occurred, provided, further however, that Sellers shall not be required to initiate, engage in or threaten litigation with or against any Person, including any of its insurance carriers and (B) assign the proceeds of any recovery under such policy(ies) to Buyers.

(h)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)            “Contract” shall mean any note, bond, indenture, mortgage, deed of trust, lease, license, contract, instrument, or other agreement, obligation, commitment or arrangement of any nature whatsoever, oral or written.

(j)            “Disclosure Schedules” shall mean the Disclosure Schedules delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement (as the same may be updated as provided herein).

(k)           “Entity” shall mean a partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, Governmental Entity or other similar entity.

(l)            “GAAP” shall mean accounting principles generally accepted in the United States of America, as in effect from time to time.

(m)          “Governmental Entity” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

(n)           “Intellectual Property” shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including, but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, and hardware configurations; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) Internet domain names; (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

(o)           “Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation pending or threatened, whether prior to or post-Closing and whether or not a contingent liability, arising or accruing from actions or activities prior to the Closing Date.

(p)           “Lien” shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction).

(q)           “Losses” shall mean actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees; provided, however, Losses relating to any Claims for indemnification shall (i) specifically exclude punitive, exemplary, consequential or incidental damages, damages relating to lost profits, diminution of value, or based upon any multiplier of profits, earnings or cash flow; and (ii) be net of the amount of any actual recoveries by the Indemnified Party in connection with the circumstances that give rise to the Claim for indemnification under: (A) any insurance policy covering such indemnifiable Losses of which the Indemnified Party is a beneficiary in connection with the circumstances that give rise to the Claim for indemnification); and (B) “pass-through” warranty coverage from a manufacturer or other indemnification or reimbursement Contract from a third party. For purposes of the foregoing, (I) the Indemnified Party shall expeditiously process and seek full recovery under all such insurance policies, “pass-through” warranty coverage or Contract for any Losses to the same extent as it would if such Losses were not subject to indemnification under this Agreement (except that no Indemnified Party shall be required to initiate, engage in or threaten litigation with or against any Person in connection therewith, including any of its insurance carriers) and (II) in the event the proceeds of any insurance recovery are not received by the Indemnified Party (or such insurance recovery is not confirmed in writing by such insurance carrier(s) to the Indemnified Party) within sixty (60) days after such recovery was sought, the Indemnifying Party shall pay the Indemnified Party the amount of the Indemnified Party’s indemnified Losses covered by insurance (and subject to such claim for recovery) and the Indemnified Party shall assign to the Indemnifying Party, in like amount, the Indemnified Party’s right to the proceeds of recovery under such policy(ies).

(r)           “Material Adverse Effect” shall mean with respect to an Entity(ies), any circumstance, change or effect that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, obligations, financial condition, or results of operations of such Entity(ies); it being acknowledged that any adverse effect of $200,000 or more shall in any event be deemed a Material Adverse Effect; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, circumstance, change, or effect, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the business of such Entity(ies) operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) any matter disclosed to Buyers in the Disclosure Schedules (if such Entity(ies) is or are a Seller or Sellers); (v) the effect of any changes in applicable Laws or accounting rules, including GAAP and any legislation adopted by any Governmental Entity having jurisdiction over such Entity(ies), or any rule or regulation enacted by the Federal Communications Commission (in each case after the Effective Date and applicable to all telecommunications carriers); (vi) any change, effect, or circumstance resulting from the announcement of this Agreement; or (vii) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God; unless, in the case of the foregoing clauses, such changes referred to therein have a materially disproportionate effect on the business of such Entity(ies) taken as a whole relative to other participants in the industries in which such business operates; provided, however, in the event Sellers maintain insurance covering events described in Section 1.1(r)(vii), Sellers shall (A) expeditiously process and seek full recovery under and in accordance with the terms of such policy(ies) to the same extent as it would if Closing of the Transactions had not occurred, provided, further however, that Sellers shall not be required to initiate, engage in or threaten litigation with or against any Person, including any of its insurance carriers and (B) assign the proceeds of any recovery under such policy(ies) to Buyers.

(s)           “Net Working Capital Balance” shall mean the total amount of Business current assets less the total amount of Business current liabilities, each as defined under GAAP, as of a given date, a sample calculation of which is set forth on Exhibit A attached hereto (the “Sample Net Working Capital Balance Calculation”).

(t)            “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which Sellers are not in default, (iii) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP, (iv) leases, subleases and similar agreements set forth on the Disclosure Schedules, (v) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Leased Real Property, and (vi) (A) zoning, building and other similar restrictions imposed by applicable Laws, and (B) Liens that have been placed by any developer, landlord or other third party on property over which Sellers have easement rights or, on any of the Leased Real Property, under any lease or subordination or similar agreements relating thereto, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Leased Real Property.

(u)           “Person” shall mean any Entity or natural person.

(v)           “Purchase Price” shall mean the consideration payable by Buyers to Sellers pursuant to Section 2.5 hereof (and as adjusted pursuant to Section 2.7, 6.7, 6.14 and 10.1 hereof).

(w)           “Target Net Working Capital Balance” means an amount equal to zero dollars ($0.00).

(x)            “Tax” or “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

(y)           “Tax Return” shall mean a report, return, declaration or other information or document required to be supplied to or filed with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or declaration of estimated Tax.

1.2   Terms Generally.

The definitions set forth or referenced in Section 1.1, and elsewhere in this Agreement, shall apply equally to both the singular and plural forms of the terms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. To the “Knowledge” of a Person or Entity means the actual knowledge of such Person or Entity, and in the case of a Person who is a natural person, after due inquiry of such Person’s direct reports; provided that, (a) with respect to Sellers, to the “Knowledge” of Sellers means the actual knowledge of Andre Temnorod, Eugene Blumin, John Higgie, Craig Eidem, Arnaud Gautier, Karen Herrmann, Lisa Taranto, Grant Williams, Pete Sandrev and Amy Watson, after due inquiry of such Person’s direct reports; and (b) with respect to Buyers, the actual knowledge of Gordon Hutchins, Jr., Marc Gelberg, Matthew Rosen, Intaf Khan, Russell Markman, Jon Kaufman and Brian George, after due inquiry of such Person’s direct reports.

ARTICLE II
PURCHASE AND SALE

2.1           Agreement to Sell.

At the Closing, and except as otherwise specifically provided in this Agreement, Buyers will purchase from Sellers, and Sellers will validly and effectively grant, sell, convey, assign, transfer and deliver to Buyers, upon and subject to the terms and conditions of this Agreement, all of Sellers’ right, title and interest to the Acquired Assets, free and clear of all Liens (including Tax Liens), except for Permitted Liens. Buyers will assume only those liabilities of Sellers as set forth in Section 2.4 (the “Assumed Liabilities”).

2.2           The Acquired Assets.

The Acquired Assets shall include, without limitation, all of the following:

(a)           All assets used exclusively by Sellers in the operation of the Business, including, but not limited to:

(i)             all accounts receivable of the Business;

(ii)            all prepaid expenses of the Business;

(iii)           all Customer Agreements, Employment Contracts, agent agreements, and Supplier Contracts of the Business;

(iv)           all equipment and equipment leases of the Business; and

(v)            all inventory, maintenance agreements, the Business Real Property Leases, personal property leases, miscellaneous service agreements, and any and all other similar assets of the Business.

(b)           The Acquired Assets will specifically include all of the following scheduled items, as such Schedules may be updated by Sellers after the Effective Date, of the Business.

(i)             All items of tangible personal property, including, but not limited to, office furniture, office equipment, office supplies, and other tangible personal property related to the operation and administration of the Business as-is, where is and as set forth on Schedule 2.2(b)(i).

(ii)            All items of switching equipment, networking equipment, and customer premises equipment as-is, where is and as set forth on Schedule 2.2(b)(ii).

(iii)           All items of computer equipment, related peripherals, and software licenses (to the extent assignable) related thereto as-is, where is and as set forth on Schedule 2.2(b)(iii).

(iv)           All rights (to the extent assignable, but subject to Buyers’ rights under Section 6.15) under any Contract (including, but not limited to, Business Real Property Leases, Customer Agreements, Supplier Contracts, agent agreements, Maintenance Contracts and Employment Contracts) set forth on Schedule 2.2(b)(iv) (collectively, the “Assumed Contracts”), as may be updated to and including the Closing Date.

(v)           All licenses, permits, registrations, certificates of occupancy, certifications, approvals and authorizations of any nature (collectively, “Licenses and Permits”), subject to legal rights of transfer for all of said Licenses and Permits listed on Schedule 2.2(b)(v).

(vi)           All Intellectual Property Rights, whether registered or unregistered, and any applications therefor exclusively utilized by the Business or the products and services offered by the Business, as set forth on Schedule 2.2(b)(vi).
(vii)          All Business Records.

(viii)         All customer information, files, records and data, including customer records, customer lists and prospect lists set forth on Schedule 2.2(b)(viii), as may be updated to and including the Closing Date, as well as all customer Contracts associated with the foregoing (“Customer Agreements”), as set forth on Schedule 2.2(b)(viii), as may be updated to and including the Closing Date.

(ix)           The supplier lists and Contracts with suppliers set forth on Schedule 2.2(b)(ix) (“Supplier Contracts”), as may be updated to and including the Closing Date.

(x)            The maintenance and service Contracts (“Maintenance Contracts”) as are assignable, set forth in Schedule 2.2(b)(x), as may be updated to and including the Closing Date.

(xi)           The URLs and telephone numbers set forth on Schedule 2.2(b)(xi).

(xii)          Those employment Contracts (“Employment Contracts”) set forth on Schedule 2.2(b)(xii), to the extent Buyers have not negotiated superseding employment contracts relieving Sellers of further obligation under the Employment Contracts.

(xiii)         All other assets of Sellers used exclusively in the Business.

2.3           The Excluded Assets.

Other than the Acquired Assets referred to in Section 2.2 above, Buyers are not purchasing or acquiring, and Sellers are not selling or assigning, any assets of Sellers, including, without limitation, as set forth on Schedule 2.3 (the “Excluded Assets”), as such Schedule may be updated by Sellers after the Effective Date.

2.4           The Assumed Liabilities; The Excluded Liabilities.

Subject to the terms and conditions set forth herein, Buyers shall assume and pay, perform and discharge when due, any and all liabilities and obligations of Sellers arising out of or relating to the Business or the Acquired Assets, other than the Excluded Liabilities, including, without limitation, all of the following:

(a)           All of the liabilities exclusively associated with the Business that were incurred in the normal course of the Business and pertain to any occurrence, action, inaction or transaction occurring prior to the Closing Date, to the extent that such liabilities are recorded or reserved against in the Business Financial Statements, or, if incurred subsequent to the date of such Business Financial Statements, in the interim financial statements and/or the books and records of the Business provided to Buyers for review, or otherwise disclosed in writing to Buyers prior to Closing.

(b)           Ongoing liabilities as identified on Schedule 2.4(b) (as such Schedule may be updated by Sellers after the Effective Date), including, but not limited to, under the Assumed Contracts. When appropriate, liabilities shall be pro-rated as of Closing in accordance with the provisions of Section 10.14.

(c)           Notwithstanding the foregoing, all long term debt, obligations under capital leases (except as otherwise set forth on Schedule 2.5(c)) and any liabilities of Sellers or the Business that arose prior to the Closing and were not incurred in the ordinary course of the Business, along with those liabilities identified and listed in Schedule 2.4(c) (as such Schedule may be updated by Sellers after the Effective Date) shall be excluded from the Assumed Liabilities and shall remain the responsibility of Sellers. Such liabilities, if any, shall be referred to as the “Excluded Liabilities.”

2.5           Purchase Price.

The purchase price (“Purchase Price”) to be paid to Sellers for the Acquired Assets shall be: Thirty Two Million One Hundred Thousand and 00/100s Dollars ($32,100,000) in cash (the “Cash Amount”), (a) plus the amount, if any, by which the Net Working Capital Balance exceeds the Target Net Working Capital Balance, or (b) minus the amount, if any, by which the Target Net Working Capital Balance exceeds the Net Working Capital Balance; and (c) minus the amount of any capital lease obligations assumed by Buyers that is not reflected in the Net Working Capital Balance, as set forth on Schedule 2.5(c). The Purchase Price may also be adjusted as provided in and in accordance with the provisions of Sections 2.7, 6.7, 6.14 and 10.1.

2.6           Hold Back and Escrow Account.

Ten percent (10%) of the Cash Amount shall be withheld, in cash, at Closing and shall constitute a “hold back” (the “Hold Back”) to be retained in escrow pursuant to the terms of an escrow agreement to be mutually agreed upon by Buyers and Sellers (the “Escrow Agreement”), and entered into on or prior to the Closing (to be effective as of the Closing Date), and shall be disbursed in accordance with the Escrow Agreement to the Seller Indemnified Parties to offset (a) any Losses incurred by the Seller Indemnified Parties caused by breaches by Sellers of Sellers’ representations, warranties and/or covenants in this Agreement, and (b) any Excluded Liabilities or liabilities of Sellers (solely with respect to the Business) or the Business that were not disclosed to Buyers in the Business Financial Statements or in any other document or instrument furnished to Buyers by Sellers in accordance with this Agreement or the Transactions. Pursuant to the Escrow Agreement, the Hold Back, less any amount offset pursuant to this Agreement, shall be disbursed to Sellers one (1) year following the Closing Date.

2.7           Estimated Purchase Price; Post-Closing Adjustment.

(a)           Estimated Purchase Price. On the third (3rd) business day before the Closing Date, Sellers shall estimate in good faith the amount of the Net Working Capital Balance as of 11:59 p.m. on the Closing Date and deliver to Buyers a certificate setting forth such estimate (the “Closing Certificate”). As used herein, “Estimated Net Working Capital Balance” means the estimate of the Net Working Capital Balance set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.5, assuming for purposes of such calculation that the Net Working Capital Balance is equal to the Estimated Net Working Capital Balance. For purposes of the Closing Certificate, the calculation of the Estimated Net Working Capital Balance shall be consistent with and in the same form as the Sample Net Working Capital Balance Calculation and will be prepared in accordance with the methodology set forth on Exhibit B attached hereto. Subject to the terms and conditions of this Agreement, at the Closing, Buyers shall: (a) pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) less the Hold Back, to Sellers by wire transfer of immediately available funds to an account(s) designated in writing by Sellers; and (b) deliver the Hold Back to the escrow agent to be held pursuant to the terms of this Agreement and the Escrow Agreement.

(b)           Post-Closing Adjustment.

(i)           Adjustment Statement Preparation. Within thirty (30) days after the Closing Date, Buyers shall deliver to Sellers an adjustment statement setting forth the Net Working Capital Balance as of 11:59 p.m. on the Closing Date (the “Preliminary Adjustment Statement”) and Buyers’ written calculation of the Purchase Price, and the adjustment necessary, if any, to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement will be in the same form as the Sample Net Working Capital Balance Calculation and will be prepared in accordance with the methodology set forth on Exhibit B attached hereto. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of Buyers or the Business or any financing or refinancing arrangements entered into by Buyers at any time at or after the Closing Date shall be entirely disregarded; (b) it shall be assumed that the Business shall be continued as a going concern; and (c) there shall not be taken into account any of the plans, transactions or changes that Buyers intend to initiate or make or cause to be initiated or made at or after the Closing Date with respect to the Business.

(ii)           Adjustment Statement Review. Sellers shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and shall notify Buyers in writing of any dispute they have with respect to the content of the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment within fifteen (15) days after receipt of the Preliminary Adjustment Statement, setting forth in such written notice their objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Sellers claim are required to be made thereto.

(iii)           Adjustment Statement Dispute Resolution. If Sellers timely notify Buyers in accordance with Section 2.7(b)(ii) of any objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyers and Sellers are unable to resolve such dispute through good faith negotiations within fifteen (15) days after Sellers’ delivery of such notice of objection, then the Parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by an independent accounting firm mutually acceptable to Buyers and Sellers (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Buyers and Sellers as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission, or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to the Parties hereto. In resolving any disputed item, the Independent Accountants shall: (a) be bound by the provisions of this Agreement (including this Section 2.7 and the definitions pertaining hereto and Exhibit B attached hereto); (b) not assign a value to any item greater than the higher value claimed for such item or less than the lower value claimed for such item by either Buyers or Sellers; (c) restrict their decision to such items which are then in dispute; and (d) only review this Agreement and the written presentations of Buyers and Sellers in resolving any matter which is in dispute. The fees and disbursements of the Independent Accountants shall be borne equally by Buyers and Sellers.

(c)           Final Adjustment Statement and Final Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon the Parties hereto for all purposes of this Agreement upon the earliest to occur of the following:

(i)             the mutual acceptance by Buyers and Sellers of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers and consented to by Buyers;

(ii)            the expiration of fifteen (15) days after Sellers’ receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Sellers in accordance with Section 2.7(b)(ii); or

(iii)           the delivery to Buyers and Sellers by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.7(b)(iii).

(d)           Adjustment of the Purchase Price.

(i)           If the Purchase Price, as finally determined in accordance with this Section 2.7, is greater than the Estimated Purchase Price, then Buyers shall pay to Sellers an amount equal to the amount of such difference by means of a wire transfer of immediately available funds to an account(s) designated in writing by Sellers.

(ii)           If the Purchase Price, as finally determined in accordance with this Section 2.7, is less than the Estimated Purchase Price, then Sellers shall pay to Buyers an amount equal to the amount of such difference by means of a wire transfer of immediately available funds to an account(s) designated in writing by Buyers.

(iii)           If the Purchase Price, as finally determined in accordance with this Section 2.7, is equal to the Estimated Purchase Price, then for purposes hereof, there shall be no further adjustment to the Purchase Price.

The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.7(d) no later than three (3) business days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.7(c). For Tax purposes, any payment by Buyers or Sellers under this Agreement, including pursuant to Article VII, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

2.8          Allocation of Purchase Price.

Upon the later to occur of (a) one hundred twenty (120) days after the Closing Date or (b) thirty (30) days following determination of the Final Adjustment Statement and the Final Post-Closing Adjustment, Buyers shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Acquired Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Sellers notify Buyers in writing that Sellers object to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Sellers. In the event of any such objection, Sellers and Buyers shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyers are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after notification of any objection(s) to the Allocation Schedule, such dispute shall be resolved by the Independent Accountants or, if the Independent Accountants are unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyers and Sellers. The fees and expenses of the Independent Accountants shall be borne equally by Sellers and Buyers. Sellers and Buyers agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

ARTICLE III
CLOSING

3.1           Closing.

Subject to the terms and conditions of this Agreement, the Closing shall take place at 10:00 a.m. (Eastern Time) at the offices of Fusion, 420 Lexington Avenue, Suite 1718, New York, New York 10170, on a date not more than three (3) business days following the satisfaction or waiver of all of the conditions precedent set forth in Sections 8.1 and 8.2 hereof, or on such other date prior to the Outside Closing Date (as hereinafter defined), and at such other time or place as is mutually agreed by the Parties to this Agreement in writing. The transfers and deliveries described in this Article III shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Article III shall also have occurred or been waived in writing by the Party or Parties entitled to waive the same. For purposes of allocation of expenses, adjustments, Tax and other financial effects of the Transactions, the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

3.2           Items to be Delivered at Closing.

(a)           At the Closing, and subject to the terms and conditions contained in this Agreement, Sellers shall deliver to Buyers the following:

(i)            a bill of sale in the form of Exhibit C attached hereto (the “Bill of Sale”), and duly executed by Sellers, transferring the tangible personal property included in the Acquired Assets to Buyers;

(ii)           all customer prospect lists, bids, quotations, proposals, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to Sellers and used exclusively in the operation of the Business (the “Business Records”), and the Business Records shall be delivered in such form and media (e.g., written, electromagnetic, digital, etc.) as the Business Records are maintained by Sellers in the ordinary course;

(iii)          an assignment and assumption agreement in the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”), and duly executed by Sellers, effecting the assignment to and assumption by Buyers of the Acquired Assets (other than the tangible personal property and the Intellectual Property Rights included therein) and the Assumed Liabilities;

(iv)          an assignment(s) of Intellectual Property Rights in the form of Exhibit E attached hereto (each, an “Intellectual Property Assignment,” and collectively, the “Intellectual Property Assignments”), and duly executed by Sellers, effecting the assignment to Buyers of the Intellectual Property Rights included among the Acquired Assets;

(v)           an assignment of each of the Business Real Property Leases in the form of Exhibit F attached hereto (each, a “Business Real Property Lease Assignment,” and collectively, the “Business Real Property Lease Assignments”), duly executed by Sellers, effecting the assignment to Buyers of each of the Business Real Property Leases included among the Assumed Contracts; and

(vi)          such documents as may be reasonably required to put Buyers in actual possession and operating control of the Acquired Assets and the Business.

(b)           At the Closing, and subject to the terms and conditions contained in this Agreement, Buyers shall deliver to Sellers:

(i)             the total Estimated Purchase Price, less the escrow Hold Back, consistent with the terms of Section 2.7(a);

(ii)            the Assignment and Assumption Agreement duly executed by Buyers; and

(iii)           the Business Real Property Lease Assignments duly executed by Buyers.

(c)            In addition, each of the Parties shall deliver such other and further documents and take such other and further actions as may be required pursuant to the terms of this Agreement to consummate the Transactions, including without limitation, the Escrow Agreement and delivery of the Hold Back contemplated by Section 2.6 above.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, Sellers, jointly and severally, hereby represent and warrant to Buyers, on the date hereof and on the Closing Date, as follows (provided that, other than with respect to the representations and warranties made by Sellers in Sections 4.1, 4.2, 4.3, 4.4(a), 4.4(b), 4.8, 4.9, 4.12, 4.15, 4.19 and the first sentence of 4.21(b), the representations and warranties made by Sellers are made solely with respect to the Business and the Acquired Assets):

4.1           Organization and Qualification.

Each Seller is an Entity that is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Seller (a) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (b) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Business Material Adverse Effect.

4.2          Authorization and Validity of Agreement.

Each Seller has all requisite power and authority to enter into this Agreement and the agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Seller of this Agreement and the agreements and documents contemplated hereby and the consummation by each Seller of the Transactions have been duly and validly authorized by all necessary actions on the part of each Seller and/or its members. Consummation of the Transactions does not trigger dissenter’s rights of appraisal under Delaware Law. This Agreement has been duly executed and delivered by each Seller (and each of the agreements and documents contemplated hereby will be duly executed and delivered by each Seller as provided herein), and is a legal, valid and binding obligation of each Seller (and each of the agreements and documents contemplated hereby will be a legal, valid and binding obligation of each Seller when executed and delivered), enforceable against it in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities Laws.

4.3          Owners and Beneficiaries.

Sellers represent and warrant that the sole record and beneficial owners of Broadvox, Inc., the ultimate parent company of Sellers (the “Parent Company”), are Andre Temnorod, Eugene Blumin, Alex Bederman, Sergey Galchenko, Gary Tabachnik, Peter Sandrev, Richard Enriquez and Alex Gertsburg.

4.4           Financial Statements; Books and Records; Controls and Procedures.

Sellers have delivered to Buyers copies of (a) the audited consolidated financial statements of the Parent Company, including balance sheets as of December 31, 2010 and 2011, as well as income statements for the years ended December 31, 2010 and 2011 and related footnotes thereto, and (b) the draft audited consolidated financial statements of the Parent Company, including balance sheets as of December 31, 2012, as well as income statements for the years ended December 31, 2012 and related footnotes thereto (collectively (a) and (b), the “Consolidated Financial Statements”). The Consolidated Financial Statements were prepared in accordance with GAAP, and such Consolidated Financial Statements are true, correct and complete in all material respects, and present fairly and accurately the financial condition of the Parent Company as of the dates indicated. Sellers have also delivered to Buyers an unaudited balance sheet and income statement of the Business as of June 30, 2013 (the “Business Financial Statements”). The Business Financial Statements have been prepared by management, have not been audited and do not contain all of the information contained in audited financial statements. Subject to the foregoing, the Business Financial Statements are true, complete and accurate in all material respects, and present fairly and accurately the financial condition of the Business as of the dates indicated, subject to the absence of normal year-end adjustments and the disclosures normally made in footnotes. Furthermore, Sellers maintain books and records for the Business sufficient to enable the preparation of accurate and complete financial statements for the Business and have no reason to believe that the financial statements of the Business cannot be audited in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

4.5           Absence of Undisclosed Liabilities.

Except as set forth in Schedule 4.5 (as such Schedule may be updated by Sellers after the Effective Date) or (a) as reflected or reserved against in the Business Financial Statements and (b) for liabilities and obligations incurred since the date of the most recent balance sheet included in the Business Financial Statements in the ordinary course of business consistent with past practice, the Business has no liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Business (or in the notes thereto) other than those which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.6           No Material Adverse Change.

Since the date of the Business Financial Statements, (a) there have been no material changes in the Acquired Assets including the assets, properties, business, operations, or condition (financial or otherwise) of the Business that could reasonably be foreseen to have a Business Material Adverse Effect, nor to the Knowledge of Sellers, is any such change reasonably likely to occur, and (b) there has been no damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, or condition of the Acquired Assets or the Business, as applicable, whether or not covered by insurance.

4.7           Accounts and Notes Receivable.

All accounts and notes receivable reflected in the Business Financial Statements and all accounts receivable arising after the date of the most recent balance sheet included in the Business Financial Statements (net of any reserves included thereon) (collectively, the “Post Balance Sheet Accounts Receivable”) have arisen in the ordinary course of business, represent valid and enforceable obligations due to Sellers (solely with respect to the Business), and are not subject to any discount, set-off or counter-claim. The Post Balance Sheet Accounts Receivable have been collected or, to the Knowledge of Sellers, are fully collectible in the ordinary course of business in the aggregate recorded amounts thereof, except as reserved in the most recent balance sheet included in the Business Financial Statements.

4.8           Tax Matters. Except as set forth in Schedule 4.8:

(a)           Since December 31, 2008, each Seller has timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it, and all such Tax Returns were true, correct and complete in all material respects. Each Seller has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise or pursuant to any assessment received by it, other than Taxes which are not yet due or owing or that are being contested in good faith by appropriate proceedings.

(b)           Neither Seller is a party to or bound by any Tax allocation, indemnification, sharing or similar agreement or owes any amount under any such agreement or arrangement (excluding customary agreements to indemnify lenders in respect of Taxes and customary indemnity provisions in agreements for the acquisition or divestiture of assets).

(c)           Neither Seller (i) has filed any extension of time within which to file any Tax Returns that have not been filed (except for extensions of time to file Tax Returns other than income Tax Returns or gross receipts Tax Returns, which extensions were obtained in the ordinary course), (ii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iii) has proposed to enter into an agreement relating to Taxes with a Governmental Entity, which proposal is pending, or (iv) has since December 31, 2008, been issued any private letter ruling, technical advice memorandum or other similar agreement or ruling from a Governmental Entity with respect to Taxes.

4.9           No Approvals or Notices Required; No Conflict with Instruments.

Except as set forth on Schedule 4.9, the execution, delivery and performance of this Agreement, the related agreements and documents and the Transactions by each Seller will not contravene or violate (a) any existing Law to which it is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which is applicable to it, or (c) the certificate of formation or operating agreement of it; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any Contract to which it is a party or by which it is otherwise bound except as would not individually or in the aggregate be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.9, no authorization, approval or consent, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or any of the related agreements and documents and the Transactions by any Seller.

4.10         Legal Proceedings.

Except as set forth in Schedule 4.10, there is no (a) Legal Proceeding pending, or to the Knowledge of any Seller, threatened against, involving or affecting the Acquired Assets or the Business; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to the Business that has had or is reasonably likely to have, either individually or in the aggregate, a Business Material Adverse Effect; or (c) Legal Proceeding pending or threatened, against any of the Sellers that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith.

4.11         Licenses; Compliance with Regulatory Requirements.

(a)           Except as set forth in Schedule 4.11(a), in the past three (3) years, Sellers and the Business are and have been in compliance with, and not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)           Except as set forth on Schedule 4.11(b), Sellers are in possession of all Licenses and Permits of any Governmental Entity necessary for Sellers to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted (the “Business Permits”), except where the failure to have any Business Permits would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. All Business Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Sellers and the Business are in compliance in all respects with the terms and requirements of such Business Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.12         Brokers or Finders.

No agent, broker, investment banker, financial advisor or other Entity (collectively, “Broker”), other than Q Advisors, LLC, is, will, or might be entitled, by reason of any agreement, act or statement by any Seller, or any of its respective officers, employees, consultants or agents, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses (collectively, “Broker’s Fee”).

4.13         Leasehold Interests.

(a)             Sellers do not own any real property as used exclusively in the Business.

(b)             Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) each material lease and sublease set forth on Schedule 4.13(b) (as such Schedule may be updated by Sellers after the Effective Date) (collectively, the “Business Real Property Leases”) under which Sellers or the Business use or occupy or have the right to use or occupy any material real property (the “Leased Real Property”) at which the material operations of the Business are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither Sellers nor the Business is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Leased Real Property that would reasonably be expected to materially and adversely affect the existing use of the Leased Real Property by Sellers in the operation of the Business in the ordinary course thereon and (iii) Sellers have not received written notice of any uncured default of a material nature on the part of Sellers or the Business or, to the Knowledge of Sellers, the landlord thereunder, with respect to any Business Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, Sellers have a good and valid leasehold interest, subject to the terms of the Business Real Property Leases (and except for Permitted Liens), in each parcel of Leased Real Property. As of the date hereof and the Closing Date, Sellers have not received written notice of any pending condemnation proceeding with respect to any Leased Real Property, and, to the Knowledge of Sellers, there is no threatened condemnation proceeding with respect to any Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.14         Employees.

Set forth on Schedule 4.14 is a complete listing of the employees of the Business (“Business Employees”), as such Schedule may be updated by Sellers after the Effective Date. The annual salaries for the ten (10) highest paid Business Employees as of the Effective Date are also included on Schedule 4.14, as such Schedule may be updated by Sellers after the Effective Date. Except as set forth in Schedule 4.14, the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof, or for amounts reimbursable to such employees.

4.15         Membership Interests.

Each Seller is authorized to issue membership interests in the amount currently issued and outstanding. The issued and outstanding membership interests in each Seller has been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of the preemptive or similar rights of any Person. The membership interests in each Seller are owned by the Persons and in the relative percentages set forth on Schedule 4.15. Except as set forth on Schedule 4.15, there are no options, warrants or other securities exercisable or convertible into membership interests of any Seller, and no Seller has entered into any agreement or understanding to do so.

4.16         Employee Benefit Plans.

(a)   Schedule 4.16(a) lists all material compensation or employee benefit plans, programs, policies, agreements, arrangements, or other “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as all other arrangements not subject to ERISA, providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by each Seller or the Business or are for the benefit of current or former employees of the Business or any other Entity which would be aggregated with the Business and treated as the same employer under Code Section 414(b) or (c) (an “ERISA Affiliate”) (the “Business Benefit Plans”) and under which any Seller, the Business or any ERISA Affiliate may have liability with respect to any current or former employee of the Business.

(b)   Except as set forth in Schedule 4.16(b), and to the Knowledge of Sellers, during the past three (3) years, each Business Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Business Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualification or, if no such determination has been made, an application for such determination is pending with the Internal Revenue Service and, to any Seller’s Knowledge, no event has occurred that would reasonably be expected to result in the disqualification of such Business Benefit Plan.

(c)   No Business Benefit Plan constitutes (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a “defined benefit plan,” as defined in Section 3(35), (iii) any other plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by any Seller or the Business that has not been satisfied in full when due, and, to the Knowledge of any Seller, other than routine claims for benefits, no condition exists that could reasonably be expected to result in a material liability to any Seller or the Business under Title IV of ERISA. Full payment has been made of all amounts which any Seller, the Business or any ERISA Affiliate is required to have paid as contributions to or benefits under any Business Benefit Plan as of the end of the most recent plan year thereof and there are no unfunded obligations under any Business Benefit Plan that have not been disclosed in writing prior to the Closing. All contributions and contribution obligations have been reflected on the Consolidated Financial Statements.

(d)   Except as otherwise set forth on Schedule 4.16(d), consummation of the Transactions will not (i) entitle any current or former employee, consultant, officer or director of any Seller or the Business to severance, retention or change in control pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee, consultant, officer or director.

(e)   There are no material pending or, to the Knowledge of any Seller, threatened claims against, by or on behalf of, or any Liens filed against or with respect to, any of the Business Benefit Plans or otherwise involving any Business Benefit Plan.

(f)   Neither Seller nor the Business is a party to any Contract that could result, separately or in the aggregate, in the payment of (a) any “excess parachute payments” within the meaning of Section 280G of the Code, or (b) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local or foreign Tax Law).

(g)   No Business Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or managers of the Business beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of any Seller or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(h)   Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA, there is no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of any Seller or the Business. After the Closing Date, Buyers shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of the Business who terminated employment on or before such date and to all Persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with the Transactions.

(i)            Neither Seller nor the Business has, since October 3, 2008, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an interest previously granted under such plan to become subject to the Taxes imposed by Code Section 409A. Further, no Person had a legally binding right to an amount under a nonqualified deferred compensation plan of any Seller or the Business prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, which would subject such Person to the Taxes imposed by Code Section 409A.

(j)            The representations and warranties set forth in this Section 4.16 are Sellers’ sole and exclusive representations and warranties regarding Employee Benefit Plans.

4.17         Employment and Labor Matters.

(a)   As of the date of this Agreement: (i) neither Sellers nor the Business is/are a party(ies) to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to the Business Employees, (ii) to the Knowledge of Sellers, none of the Business Employees is represented by any Union with respect to his or her employment, (iii) to Sellers’ Knowledge, within the past three (3) years, no Union has attempted to organize Business Employees or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Business Employees, (iv) within the past three (3) years, there have been no actual or, to Sellers’ Knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Business Employees, causing significant disruption to the operations of a facility or (C) other form of Union disruption with respect to the Business and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of any Seller, threatened with respect to Business Employees.

(b)   Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (i) each Seller and the Business are, and within the past three (3) years have been, in compliance with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations; and (ii) neither Sellers nor the Business have any liabilities under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c)   To the Knowledge of each Seller, the execution of this Agreement and the consummation of the Transactions will not result in any material breach or violation of, or cause any payment to be made under, any collective bargaining agreement, employment agreement, consulting agreement or any other employment-related agreement to which any Seller or the Business is a party.

(d)   The representations and warranties set forth in this Section 4.17 are Sellers’ sole and exclusive representations and warranties regarding employment matters.

4.18         Environmental Laws and Regulations.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect:

(i)             there is no pending or, to the Knowledge of any Seller, threatened in writing, claim, lawsuit, investigation or administrative proceeding against any Seller or the Business, under or pursuant to any Environmental Law, and, within the past three (3) years, neither Seller has received written notice from any Person, including any Governmental Entity, (A) alleging that any Seller or the Business has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be materially liable under any applicable Environmental Law, which violation or liability is unresolved or (B) requesting information with respect to matters that would reasonably be expected to result in a claim of material liability pursuant to applicable Environmental Law;

(ii)            to the Knowledge of each Seller, each Seller and the Business is in material compliance with all applicable Environmental Laws and with all Licenses and Permits required under Environmental Laws for the operation of the Business or the operation of its facilities;

(iii)          to the Knowledge of each Seller, there has been no release of Hazardous Materials in connection with the operation of the Business at any real property owned, leased or operated by any Seller or the Business in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in material liability to any Seller or the Business under any Environmental Laws or (B) would require reporting, investigation, remediation or other corrective or response action by Sellers or the Business under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation or other corrective or responsive action by any Seller or the Business; and

(iv)          the representations and warranties set forth in this Section 4.18 are Sellers’ sole and exclusive representations and warranties regarding environmental matters.

(b)           As used in this Agreement:

(i)             “Environment” means the indoor and outdoor environment, including any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building, surface, plant or animal life and natural resources.

(ii)            “Environmental Law” means any Law or, solely with respect to the Business, any binding agreement entered into by Sellers and any Governmental Entity relating to: (A) the protection of the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iii)           “Hazardous Materials” means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

4.19         Personal Property; Title to the Acquired Assets.

Except as set forth on Schedule 4.19 and as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Seller has good title to, or a valid and binding leasehold interest in, the Acquired Assets owned by it, free and clear of all Liens (except for Permitted Liens).

4.20         Insurance.

Except for failures to maintain insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect:

(a)           Sellers maintain insurance coverage with reputable and financially sound insurers, or maintain self-insurance practices, in such amounts and covering such risks associated with the Business as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Business; and

(b)           each of the insurance policies covering the Acquired Assets and/or the Business (the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and Sellers are in compliance in all material respects with the terms and conditions of such Insurance Policies.

4.21         Intellectual Property.

(a)             Schedule 4.21(a) contains a true and complete list, as of the date hereof (as such Schedule may be updated by Sellers after the Effective Date), of all Intellectual Property rights used exclusively in the operation of the Business, including any material unregistered Intellectual Property rights used exclusively in the operation of the Business (“Intellectual Property Rights”).

(b)             Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Sellers own or have a valid right to use all Intellectual Property Rights. Except as set forth in Schedule 4.21(b), to the Knowledge of each Seller, neither Sellers nor the Business have infringed, misappropriated or violated in any material respect any Intellectual Property rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. To the Knowledge of each Seller, no third party is infringing, misappropriating or violating any Intellectual Property Rights.

4.22         Material Contracts.

Except as set forth in Schedule 4.22, as of the date hereof (as such Schedule may be updated by Sellers after the Effective Date), neither Sellers nor the Business are a party to or bound by any Assumed Contract that (a) provides for the operation or management of any operating assets of the Business by any Person other than Sellers (except as contemplated by this Agreement) or (b) limits or otherwise restricts the Business from engaging or competing in any line of business or that otherwise restricts or limits the use of the Acquired Assets by Sellers in their conduct of the Business, or to Sellers’ Knowledge the use of the Acquired Assets by Buyer. Each Assumed Contract set forth on Schedule 4.22 is referred to herein as a “Company Material Contract.” In addition, any Assumed Contract that provides for the payment of $50,000 or more, over the term of the Assumed Contract, shall be considered a Company Material Contract. Each Company Material Contract is a valid and binding obligation of a Seller or the Business enforceable against it and, to the Knowledge of each Seller, each other party thereto, in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, is in full force and effect, and each Seller has performed in all material respects all obligations required to be performed by it to the date hereof, including the payment by each Seller of all amounts required to be paid by it thereunder to the date hereof, under each Company Material Contract and, to the Knowledge of each Seller, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. To Sellers’ Knowledge, Sellers have not received written notice of, any material violation of or material default under (or any condition which with the passage of time or the giving of written notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

4.23         Sufficiency of Acquired Assets.

Except as set forth in Schedule 4.23, the Acquired Assets, including the Business Records, together with any other assets of Sellers contemplated by this Agreement to be licensed to or otherwise used by Buyers after the Closing Date with the permission of Sellers pursuant to the terms of the Transitional Services and Use Agreements (but excluding the Excluded Assets), are sufficient to enable Buyers to own and operate the Business after the Closing Date in the manner as it has heretofore been operated by Sellers in all material respects.

4.24         Due Diligence Materials.

In response to Buyers’ written request, as supplemented from time to time (collectively, the “Due Diligence Request”), Sellers established a virtual data room, and, in response to the Due Diligence Request, from time to time thereafter, Sellers deposited copies of documents and other information into the data room and/or furnished copies of certain other documents and information to Buyers (as such documents and information may have been updated by Sellers to the date hereof, the “Response”). To the Knowledge of each Seller, insofar as the Response relates to the Business, the Acquired Assets or the Transactions, the Response is and on the Closing Date will be, true and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made, except as would not result in a Business Material Adverse Effect.

4.25         No Other Representations and Warranties.

Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Sellers nor any other Person have made or make any other express or implied representation or warranty, either written or oral, on behalf of either Seller or both Sellers (including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to Buyers and its representatives and management presentations or any other information, documents or materials delivered to Buyers in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer, jointly and severally, hereby represents and warrants to Sellers, on the date hereof and on the Closing Date, as follows:

5.1           Organization and Qualification.

Each Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Buyer Material Adverse Effect.

5.2           Authorization and Validity of Agreement.

Each Buyer has all requisite corporate power and authority to enter into this Agreement and the agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by each Buyer and the agreements and documents contemplated hereby and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of each Buyer and/or its directors. This Agreement has been duly executed and delivered by each Buyer (and each of the agreements and documents contemplated hereby will be duly executed and delivered by each Buyer as provided herein) and is a legal, valid and binding obligation of each Buyer (and each of the agreements and documents contemplated hereby will be a legal, valid and binding obligation of each Buyer when executed and delivered) enforceable against it in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities Laws.

5.3           Brokers or Finders.

Other than CEA Atlantic Advisors, LLC, no Broker is, will or might be entitled, by reason of any agreement, act or statement by Buyers or their respective officers, employees, consultants or agents, to any Broker’s Fee.

5.4           No Approvals or Notices Required; No Conflict with Instruments.

The execution, delivery and performance of this Agreement, the related agreements and documents and the Transactions by each Buyer will not contravene or violate (a) any existing Law to which it is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which is applicable to it, or (c) the certificate of incorporation or bylaws of any Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any Contract to which any Buyer is a party or by which any Buyer is otherwise bound. Except as set forth on Schedule 5.4, no authorization, approval or consent, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the related agreements and documents and the Transactions by any Buyer.

5.5           Legal Proceedings.

There is no (a) Legal Proceeding pending or threatened, against, involving or affecting either of Buyers or any of their respective assets or rights; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to either of Buyers or their respective businesses that has had or is reasonably likely to have, either individually or in the aggregate, a Buyer Material Adverse Effect; or (c) Legal Proceeding pending or threatened against either of Buyers that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith.

5.6           Independent Investigation.

Each Buyer has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Business for such purpose.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1           Confidentiality.

(a)           Unless otherwise agreed to in writing by the Party disclosing the same (a “Disclosing Party”), each Party (a “Receiving Party”) will, and will cause its officers, directors, employees, consultants, agents and advisors (collectively referred to as such Party’s “Representatives”) to, (i) keep all Confidential Information of the Disclosing Party in strict confidence and not disclose or reveal any such Confidential Information to any Person or Entity other than those Representatives of the Receiving Party who are participating in effecting the Transactions or who otherwise need to know such Confidential Information for such purpose, (ii) use such Confidential Information only in connection with consummating the Transactions, and (iii) not use Confidential Information in any manner detrimental to the Disclosing Party. In the event that a Receiving Party is requested pursuant to, or required by, applicable Law or by legal process to disclose any Confidential Information of the Disclosing Party, the Receiving Party will provide the Disclosing Party with prompt notice of such request(s) to enable the Disclosing Party to seek an appropriate protective order.

(b)           A Receiving Party’s obligations hereunder will not apply with respect to Confidential Information that (i) is disclosed to a third party with the Disclosing Party’s written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a Governmental Entity, or (iii) is required to be disclosed by applicable Law. If a Receiving Party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, and in no event will a Receiving Party be liable for any indirect, punitive, special or consequential damages. In the event this Agreement is terminated, each Party will, if so requested by the other Party(ies), promptly return or destroy all of the Confidential Information of such other Party(ies), including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the Receiving Party(ies) or its Representatives.

(c)           For purposes of this Section 6.1, “Confidential Information” of a Party means all confidential or proprietary information about such Party that is furnished by it or its Representatives to the other Party(ies) or its or their Representatives, regardless of the manner in which it is furnished. Confidential Information does not include, however, information which (i) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the Receiving Party or its Representatives; (ii) was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party; (iii) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a Person or Entity other than the Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise prohibited from transmitting the information to the Receiving Party or its Representatives; or (iv) is independently developed by the Receiving Party or its Representatives through Persons who have not had, either directly or indirectly, access to, knowledge of or relied upon such information.

(d)           Except as contemplated herein, or as may be required by applicable Law, no announcement or disclosure of the Transactions, or matters related to the Transactions, shall be made by any Party without the prior written approval of the other Party(ies); provided, however, that nothing in the foregoing shall: (i) restrict Fusion from making such disclosures as it reasonably deems necessary to comply with its reporting obligations under the Securities Exchange Act of 1934, so long as it first gives at least three (3) business days’ notice to Sellers; provided that, Sellers shall have the right to review and provide comments with respect to such disclosures, or (ii) restrict Broadvox from notifying potential purchasers of its inability to speak with them during the restrictive period about a possible transaction.

(e)             All prior agreements between or among the Parties or their Affiliates concerning or relating to non-disclosure, confidentiality, or non-solicitation, including, but not limited to, the Non-Disclosure Agreement previously signed by Broadvox and Fusion, shall remain in full force and effect in accordance with the terms thereof.

6.2           Cooperation Pending Closing.

From the Effective Date of this Agreement through the Closing (such period, the “Pre-Closing Period”), and with a view towards consummation of the Transactions and a smooth transition of managerial and supervisory functions following the Closing, each Seller agrees to: (a) discuss with Buyers any material operational decisions relating to the Business; (b) allow Buyers and their representatives reasonable access to the Business with a view towards familiarizing themselves with day-to-day operations (subject to the Non-Disclosure Agreement and the provisions of Section 6.1 hereof); (c) continue to maintain books and records of the Business in accordance with GAAP; and (d) provide Buyers with month-end financial statements of the Business (as those are closed) and access to the books and records of the Business as deemed necessary in the reasonable opinion of Sellers.

6.3           Operation of the Business.

Notwithstanding the preceding Section 6.2, and except as provided otherwise herein, during the Pre-Closing Period, or if applicable, prior to the termination of this Agreement, as provided herein, each Seller shall at a minimum:

(a)   Conduct the Business in a manner substantially consistent with ordinary past practice.

(b)   Manage its working capital substantially consistent with past practice.

(c)   Not create, incur, assume or suffer to exist, any new Lien (except for Permitted Liens) of any kind upon the Acquired Assets.

(d)   Not sell lease, assign, transfer or otherwise dispose of any material assets of the Business.

(e)           Not make any material capital Business expenditures.

(f)            Not enter into any agreement to do any of the foregoing.

(g)          Not take any action that could reasonably be foreseen to diminish the value of the Business or the Acquired Assets, have a Business Material Adverse Effect or have a Material Adverse Effect on the consummation of the Transactions.

Notwithstanding the terms of this Section 6.3, Sellers may contravene any of the aforesaid requirements and prohibitions upon obtaining Buyers’ written consent, which shall not be unreasonably withheld, conditioned or delayed, if demonstrated by Sellers to be reasonably necessary to preserve or increase the value of the Business.

6.4           Organizational Integration Plan.

During the Pre-Closing Period, the Parties shall work together in good faith to develop effective plans for the integration of the Business into the business of Buyers (the “Integration Plan”), which Integration Plan shall not be implemented until Closing, unless otherwise agreed to by the Parties. Furthermore, the Integration Plan shall be considered Confidential Information within the meaning of Section 6.1 above.

6.5           No Solicitation or Acceptance of Proposals.

During the Pre-Closing Period, no Seller, including its respective directors, officers, employees, representatives, members, managers, or other agents, shall, directly or indirectly, enter into any discussion with, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal from any Person or Entity other than Buyers relating to the purchase or sale of the Business, the Acquired Assets and/or any interest therein (a “Proposal”). Each Seller shall immediately cease and suspend any existing activities, discussions, or negotiations with any Person or Entity (other than Buyers) conducted heretofore with respect to any Proposal. Unless prohibited by the terms of a non-disclosure agreement executed prior to the Effective Date, each Seller shall promptly advise Buyers of the identity of any Person or Entity who submits any Proposal or other communication regarding a Proposal, and provide Buyers with a copy of the submission. If any Seller is precluded from such disclosure by a previously executed non-disclosure agreement, it shall, at a minimum, notify Buyers of their receipt of such Proposal or other communications and shall refrain from any discussions or negotiations with such Entity during the Pre-Closing Period.

6.6           Due Diligence.

Sellers shall provide Buyers and their representatives with access to the facilities, management, books and records of Sellers relating to the Acquired Assets and the Business at all reasonable times upon reasonable prior notice; and Buyers agree to conduct due diligence in such a manner as to cause as little interference with the operation of the Business as is practicable.

6.7           Audit of Books and Records.

(a)           Commencing on the date hereof and continuing to and for a reasonable period of time following the Closing, Sellers shall provide Buyers and their financial Representatives reasonable access to their books and records related to the Acquired Assets, for the purpose of permitting Buyers to comply with applicable SEC requirements relating to financial statements of acquired businesses.

(b)           Closing of the Transactions shall be subject to the completion and delivery to Buyers of an audit (the “Audit”) of the financial statements of the Business (the “Audited Business Financial Statements”), by Skoda Minotti or other independent registered public accounting firm mutually acceptable to Buyers and Sellers, and in such manner as to assure Buyers compliance with applicable SEC regulations. Sellers shall use their best efforts to reasonably cooperate with Buyers and the audit firm in the conduct of the Audit. The Parties agree to use their reasonable best efforts to cause the Audit to be completed on or before October 15, 2013, but in no event later than November 15, 2013. Either Party may terminate this Agreement in the event the Audit is not completed by November 15, 2013. In addition, Buyers may terminate this Agreement within ten business (10) days following their receipt of the Audited Business Financial Statements in the event that (i) the Audited Business Financial Statements are not in compliance with GAAP and/or the rules and regulations of the SEC applicable to Fusion, (ii) the filing of such Audited Business Financial Statements with the SEC could cause Fusion to be out of compliance with its obligations under Federal securities laws and/or (iii) the financial condition and results of operations reported in the Audited Business Financial Statements are materially and adversely different from the financial condition or results of operations otherwise represented by Sellers in the Disclosure Schedules.

(c)           Closing of the Transactions shall be further subject to Buyers’ reasonable determination, based upon their review of the Audited Business Financial Statements and the books and records of the Business, that the Business has generated annualized Earnings Before Interest, Taxes, Depreciation and Amortization, a sample calculation of which is set forth on Exhibit G attached hereto (“EBITDA”), of not less than Six Million and 00/100s Dollars ($6,000,000) based on the three (3) months preceding the Closing. For this purpose, EBITDA shall exclude those extraordinary one-time items or material non-recurring items mutually agreed upon in good faith by Buyers and Sellers (for example, EBITDA shall exclude all revenue and the underlying costs associated with the Crump ETF). In the event EBITDA, as so computed, is less than Five Million Nine Hundred Thousand and 00/100s Dollars ($5,900,000) but more than Five Million and 00/100s Dollars ($5,000,000), then the Purchase Price payable to Sellers shall be reduced by an amount equal to 5.5 times the amount by which EBITDA, as so computed, is less than Six Million and 00/100s Dollars ($6,000,000). In the event EBITDA is less than Five Million and 00/100s Dollars ($5,000,000), Buyers shall have the right to terminate this Agreement in accordance with the provisions of Article IX hereof.

6.8           Regulatory Approvals.

Closing of the Transactions shall be subject to the Parties obtaining all required regulatory approvals to enable Buyers to own the Acquired Assets and operate the Business post-Closing. Subject to Section 6.9, the Parties shall reasonably cooperate and work together to obtain such regulatory approvals. Each Party shall comply with all reasonable requests of the other Party(ies) that are necessary to obtain such regulatory approvals. The Parties shall equally share the fees and expenses of the regulatory approvals process described in this Section.

6.9           Third-Party Consents.

Closing of the Transactions shall be subject to the Parties’ obtaining all required approvals for the assignment to Buyers of any Contracts or Licenses and Permits and/or Business Permits that may not be assigned without the consent of a third party (“Third Party Consents”). Each Party shall comply with all commercially reasonable requests of the other Party(ies), which are necessary to obtain such Third-Party Consents; provided, however, that Sellers shall not be obligated to pay any consideration therefor. If any Third Party Consents cannot be obtained at or prior to Closing, each Seller shall use its reasonable best efforts to cause such Third Party Consent to be obtained post-Closing at the earliest practicable time in accordance with the provisions of Section 6.15. The fees and expenses associated with obtaining Third-Party Consents shall be shared equally by Buyers and Sellers.

6.10         Commercially Reasonable Efforts.

Each Party shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party(ies) in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, but not limited to, the satisfaction of all conditions necessary for the completion of the Audit, the obtaining of the regulatory approvals, the obtaining of Third-Party Consents, and the satisfaction of all condition precedents to Closing.

6.11         Further Assurances.

Each Seller, from time to time after the Closing, at Buyers’ request, shall execute, acknowledge and deliver to Buyers such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances as may be reasonably required to carry out the provisions hereof and give effect to Buyers’ acquisition of the Acquired Assets and the consummation of the Transactions.

6.12         No Solicitation of Employees or Agents.

During the Pre-Closing Period or, in the event the contemplated Transactions do not close, one (1) year following termination of this Agreement, no Party to this Agreement shall, directly or indirectly, solicit or advise an employee or agent of the other Party(ies) to terminate his/her employment or agency with the other Party(ies), or solicit said employee or agent to work in any capacity for such Party(ies); provided, that this Section 6.12 shall not apply to responses by prospective employees to a Party’s solicitations to the general public.

6.13         Non-Solicitation.

For two (2) years following Closing, no Seller, including its directors, officers and employees, will, directly or indirectly, on behalf of any other Person or Entity, in any way or in any other capacity; (a) engage in or conduct, directly or indirectly, business activities that compete with the Business within those states in which the Business is conducted or in which Buyers currently have customers, or directly or indirectly deliver the Business’ or Buyers’ services to customers in any such state; provided that this clause shall not prohibit Sellers from continuing to engage in their wholesale carrier services business and any and all activities necessary for the successful operation of such carrier services business, so long as such activities do not compete with the acquired Business; (b) solicit employees or agents of the Business or Buyers to leave the service of the Business or Buyers; (c) solicit customers of the Business or Buyers to divert their business away from the Business or Buyers or to reduce their level of business with the Business or Buyers, or (d) without the prior written consent of Buyers, which shall not unreasonably withheld, conditioned or delayed, employ any employee of the Business who is offered employment by Buyers (with respect to the Business) following the Closing but elects not to accept such employment offer.

6.14         Financing and Good Faith Deposit.

(a)           Within three (3) business days of the Effective Date, Buyers shall place in escrow a good faith deposit of Two Hundred Thousand and 00/100s Dollars ($200,000) to be applied to the Purchase Price at the time of Closing (the “Deposit”). The Deposit shall be refunded to Buyers only upon: (i) Sellers’ failure or refusal to close the Transactions in the absence of Buyers’ breach hereof; (ii) Buyers’ termination of this Agreement under Section 9.1 hereof (except for a termination of this Agreement as provided in Section 6.14(b) hereof); and/or (iii) Sellers’ termination of this Agreement under Section 6.7(b).

(b)           The Parties understand and acknowledge that Buyers’ consummation of the Transactions is subject to and dependent upon its ability to secure financing on commercially reasonable terms necessary to pay the Purchase Price under this Agreement and for post-Closing working capital for the Business in an amount of at least Two Million Five Hundred Thousand and 00/100s Dollars ($2,500,000), through debt and/or equity financing (“Necessary Funding”), and Buyers shall use commercially reasonable efforts to secure such Necessary Funding. For purposes of this Section 6.14(b), post-Closing working capital for the Business shall include cash on hand of the Business at the time the Estimated Net Working Capital Balance is computed. Accordingly, Closing of the Transactions shall, at all times, be contingent upon Buyers securing Necessary Funding, and Buyers may terminate this Agreement at any time prior to the Closing in the event Buyers are not able to secure Necessary Funding; provided, however, that in the event Buyers so terminate this Agreement, the Deposit shall be disbursed from escrow to Sellers within three (3) business days after such termination.

6.15         Post-Closing Consents.

In the event that one or more Contracts that were intended by the Parties to be Assumed Contracts but for the inability to deliver a Third-Party Consent cannot be assigned to Buyers at the Closing because such Third-Party Consent has not yet been obtained (each, a “Non-Assumable Contract”), and/or in the event any required regulatory approvals or Third-Party Consents have not been obtained at or prior to the Closing, Sellers shall use their commercially reasonable efforts following the Closing to obtain the necessary Third-Party Consent(s) and/or regulatory approval(s) and cause each Non-Assumable Contract to be assigned to Buyers and thereby become an Assumed Contract. In the event, despite their commercially reasonable efforts, Sellers are unable to cause a Third-Party Consent and/or regulatory approval to be delivered with respect to a Non-Assumable Contract, Sellers shall, to the extent they can reasonably do so, provide Buyers with the benefits of each such Non-Assumable Contract, and Buyers shall perform the obligations of Sellers under or in connection with each such Non-Assumable Contract(s). Notwithstanding the foregoing, nothing in this Section shall limit Buyers’ rights under Section 8.1(k).

6.16         Excluded Liabilities.

Sellers shall pay, discharge and satisfy on or prior to the Closing Date, any and all Excluded Liabilities that become due and payable on or before the Closing Date, except to the extent any of those Excluded Liabilities are being negotiated or contested in good faith by Sellers. Sellers shall pay, discharge and satisfy all other Excluded Liabilities as the same become due and payable, except to the extent any of those Excluded Liabilities are being negotiated or contested in good faith by Sellers.

6.17         Transitional Services Agreements; Agreements for Use of Non-Exclusive Assets.

During the Pre-Closing Period, Buyers and Sellers shall negotiate in good faith the terms and conditions of agreements providing for transitional services to be provided by Sellers to Buyers and for the use of certain assets of Sellers that are non-exclusively used in the Business (collectively, the “Transitional Services and Use Agreements”), the material terms of which have been agreed to by Buyers and Sellers and are as set forth on Schedule 6.17, consisting of the following:

(a)   outlining the communications services that Buyers shall continue to provide to the Business, including, but not limited to, voice origination, termination, usage, DID’s, CNAM and LNP; provided that, the rates for such services shall not exceed the rates that are currently charged to the Business by the Parent Company or its Affiliates;

(b)   providing for Buyers' non-exclusive use of certain network equipment and services owned and/or provided by Sellers, including Sellers' technical, operational and managerial support for such network equipment and services;

(c)   providing for Buyers’ reimbursement to Sellers for certain components of Sellers’ network infrastructure, network backbone, colocation space and related costs;

(d)   outlining the migration of customer circuits, colocation space, transport network and network platforms, currently operated and managed by Sellers, to Buyers;

(e)   providing for the terms and conditions of Buyers’ use of the Leased Real Property leased by Sellers and/or Sellers’ use of the Leased Real Property leased by Buyers and for Buyers’ reimbursement to Sellers and/or Sellers’ reimbursement to Buyers for the use of such Leased Real Property, including the related office space, office furniture, office equipment, office supplies, and other similar items;

(f)            providing for the use by Buyers of those assets of Sellers, including without limitation, Intellectual Property rights and access to or copies of non-exclusive Business Records (to the extent not prohibited by applicable Law), that are not included in the Acquired Assets but which are necessary to enable Buyers to operate the Business substantially in the manner as it has in the past;

(g)   providing for Buyers’ use of certain field services installation and repair personnel of Sellers and the charges payable by Buyers to Sellers therefor;

(h)   providing for Buyers’ use of certain IT consulting personnel of Sellers and the charges payable by Buyers to Sellers therefor;

(i)            providing for terms and conditions of Buyers’ transitional use of certain of Sellers’ support systems, including, but not limited to, systems related to CRM, customer trouble tracking, accounting, billing, payroll, vendor management and expense reimbursement;

(j)            providing for the grant of a limited license to Buyers to use the name “Broadvox” and derivatives thereof for a reasonable period following the Closing Date solely for the purpose of facilitating the transition of the Acquired Assets to Buyers; and

(k)   granting Buyers the exclusive right to market their services to Sellers’ remaining base of shared tenant services customers, in return for a commission.

6.18         Employee Matters.

(a)   Continued Employment As of the Closing, Buyers shall, or shall cause one of their Affiliates to, make offers of employment to each of the Business Employees listed on Schedule 6.18(a); provided that, neither Buyers nor their Affiliates shall be required to make offers of employment to those specific Business Employees identified to Sellers in writing within forty-five (45) days of the Effective Date. Business Employees who accept Buyers’ offer of employment shall be referred to as “Transferred Employees.” The Closing Date shall be considered the “Transfer Date” for each of the Transferred Employees.

(b)   Post-Closing Compensation Generally. The offer of employment made by Buyers or one of their Affiliates to Business Employees pursuant to Section 6.18 shall provide for a period of six (6) months following the Closing Date base wages that are no less favorable than those provided by Sellers prior to the Closing, and other employee benefits that are generally comparable to those provided by Sellers prior to the Closing, provided that nothing in this Agreement shall require Buyers to continue, or cause any of their Affiliates to continue, to employ any Transferred Employee for any particular period of time after the Closing. In addition, Buyers shall, or shall cause one of their Affiliates to, assume the Employment Contracts (as set forth on Schedule 2.2(b)(xii)) for the respective Transferred Employees.

(c)   Service Credit. For purposes of eligibility to participate and vesting (but not benefit accrual under a defined benefit plan) under the employee benefit plans of Buyers and their Affiliates providing benefits to any Transferred Employee at any time after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers and their Affiliates (and any predecessors) before the Closing Date, to a similar extent as such Transferred Employee was entitled, before the Closing to credit for such service under any comparable Business Benefit Plan in which such Transferred Employee participated immediately before the Closing Date.

(d)   Welfare Benefits Generally. With respect to Transferred Employees, (a) Sellers shall be solely responsible for (i) claims for welfare benefits arising under the Business Benefit Plans and (ii) claims for workers’ compensation that are incurred by or with respect to any Transferred Employee before his or her Transfer Date, and (b) Buyers and their Affiliates shall be solely responsible for (i) claims for welfare benefits arising under the New Plans and (ii) claims for workers’ compensation that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date. For purposes of the foregoing, (x) a claim for a welfare benefits shall be considered incurred as follows: (i) disability, life, accidental death and dismemberment, and business travel accident insurance benefits, upon the death, accident or other event giving rise to such benefits and (ii) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies and (y) a workers’ compensation claim shall be considered incurred before the applicable Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date. In the case of a workers’ compensation claim relating to an injury or condition that occurred over a period both preceding and following the Transfer Date, subject to the immediately preceding sentence, the claim shall, except to the extent inconsistent with applicable law or any applicable workers’ compensation insurance policy, be the joint responsibility of Sellers and Buyers and be equitably apportioned between them based upon the relative periods of time that the condition or injury transpired preceding and following the Transfer Date.

(e)   401(k) Plan.

(i)           To the extent neither prohibited nor impracticable, Buyers shall permit each Transferred Employee participating in a defined contribution plan maintained by Sellers (“Sellers’ 401(k) Plan”) as of the Closing Date to become eligible to participate on or as soon as reasonably practicable after the Closing Date in a defined contribution plan of Buyers or one of their Affiliates that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyers’ 401(k) Plan”).

(ii)          To the extent neither prohibited nor impracticable, Sellers agree to permit each Transferred Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under Sellers’ 401(k) Plan if such rollover is elected in accordance with applicable Law by such Transferred Employee. Without limiting the generality of the foregoing, Sellers may provide that one or more Transferred Employees may elect to effect, and, to the extent neither prohibited nor impracticable, Buyers agree to cause Buyers’ 401(k) Plan to accept, a “direct rollover” to Buyers’ 401(k) Plan of such Transferred Employee’s account balances (excluding any promissory notes evidencing any outstanding loan) under the Sellers’ 401(k) Plan if such rollover is elected in accordance with applicable Law by such Transferred Employee.

(f)            (Intentionally omitted).

(g)   WARN Act. Sellers shall retain liability for any liabilities incurred by Buyers and their Affiliates pursuant to the WARN Act in connection with any Business Employee or other employee, to the extent such liability arises from actions of Sellers and their Affiliates on or prior to the Closing Date. Buyers shall be liable for any liabilities incurred by Sellers and their Affiliates pursuant to the WARN Act in connection with any Transferred Employee or other employee, to the extent such liability arises from actions of Buyers or any of their Affiliates on or after the Closing Date.

(h)   Vacation. From and after the Transfer Date for each Transferred Employee, Buyers shall credit to such Transferred Employee under the applicable vacation or paid time off (PTO) program of Buyers or their Affiliates all unused vacation days of such Transferred Employees that accrued but were unused under Sellers’ vacation policy prior to the applicable Transfer Date, provided, however, that Sellers and Buyers shall comply with any applicable Law that mandates other treatment.

(i)   Agreement is not a Plan Amendment; No Third-Party Beneficiaries. Notwithstanding any provision of this Agreement to the contrary, the terms of this Agreement including this Section 6.18 are not intended to, and do not, constitute (i) the adoption of, or an amendment to, any Business Benefit Plan or other employee benefit plan for any purpose, (ii) a promise or commitment to any current or former employees of the Business to provide or continue any benefits under any Business Benefit Plan or other employee benefit plan, or (iii) a limitation on the authority of Sellers or Buyers or any of their respective Affiliates to amend or terminate any Business Benefit Plan or other employee benefit plan. Nothing in this Agreement, express or implied, shall be interpreted to confer upon any of the current or former employees of the Business or any Business Benefit Plan participants (including the Transferred Employees) any rights or remedies as third-party beneficiaries under this Section 6.18, which is solely for the benefit of the Parties to this Agreement.

6.19         Publicity.

During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the Transactions will be made only as may be agreed upon in writing by Sellers and Buyers, except as may be required by Law or by any Governmental Entity or the rules of any stock exchange or trading system. Following the Closing, no Party shall issue any press releases or public announcements setting forth the specific terms of this Agreement (e.g., Purchase Price) or the Transactions without the prior approval of Sellers or Buyers, as the case may be, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Entity or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any rights under this Agreement. Each Party shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Sellers, Buyers and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, partners, members and/or investors, without the prior written consent of Buyers or Sellers, as the case may be.

ARTICLE VII
INDEMNIFICATION

7.1           Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date, other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant or other agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party(ies) to the breaching Party(ies) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period, and such Claims shall survive until finally resolved in accordance with the terms of this Article VII. Notwithstanding anything to the contrary contained in this Agreement, neither Seller shall be liable under this Article VII for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement made by such Seller on the Effective Date and/or on the Closing Date if Sellers can demonstrate that Buyer or Buyers had Knowledge of any such inaccuracy or breach before the Effective Date and/or the Closing Date, as the case may be (and with respect to those representations and warranties made as of a specific date, if Sellers can demonstrate that Buyer or Buyers had Knowledge of any such inaccuracy or breach before such date).

7.2           Indemnification.

(a)           Indemnification by Sellers.

Subject to the other terms and conditons of this Article VII, each Seller, jointly and severally, shall defend, reimburse, indemnify and hold harmless each Buyer and its Affiliates, shareholders, members, directors, managers, officers, employees and agents (each such Person being referred to as a “Seller Indemnified Party”; collectively, the “Seller Indemnified Parties”), against and in respect of any and all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)           Any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of either Seller under this Agreement.

(ii)          Any of the Excluded Assets or the Excluded Liabilities.

(iii)         The claims of any Broker or other Person acting in a similar capacity on behalf of either Seller in connection with the Transactions.

(b)           Indemnification by Buyers.

Subject to the other terms and conditons of this Article VII, each Buyer, jointly and severally, shall defend, reimburse, indemnify and hold harmless each Seller and its Affiliates, shareholders, members, directors, managers, officers, employees and agents (each such Person being referred to as a “Buyer Indemnified Party”; collectively, the “Buyer Indemnified Parties”), against and in respect of any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)           Any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of either Buyer under this Agreement.

(ii)          Any of the Assumed Liabilities (including, without limitation, any capital lease obligations assumed by Buyers hereunder).

(iii)         The claims of any Broker or other Person acting in a similar capacity on behalf of either Buyer in connection with the Transactions.

7.3           Indemnification Procedure.

(a)           The Party(ies) making a Claim pursuant to this Article VII is referred to collectively as the “Indemnified Party,” and the Party(ies) against whom any such Claim is asserted under this Article VII is referred to collectively as the “Indemnifying Party”. Notice must be given within a reasonable time after discovery of any fact or circumstance on which an Indemnified Party could claim indemnification (“Claim” or “Claims”). The notice shall describe the nature of the Claim, and if the Claim is determinable, the amount of the Claim, or if not determinable, an estimate of the amount of the Claim. Each Indemnified Party agrees to use its reasonable best efforts to minimize the amount of the Losses for which it is entitled to indemnification. The Indemnifying Party shall, at all times, have the primary obligation of defending any Claim. The Indemnified Party shall have the right to select counsel of its choice to participate in the defense of the Claim; provided that the identity of such counsel is acceptable to the Indemnifying Party who does not unreasonably withhold its consent to such selection. Notwithstandfing the foregoing, each Indemnified Party shall be entitled, at its cost and expense, to have counsel of its own choosing assume the defense of such Claim against it (in the event the Indemnifying Party does not assume such defense).

(b)           No compromise or settlement of such Claim may be effected by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent.

(c)           A Claim shall be deemed finally resolved, in the event a matter is submitted to a court, upon the entry of judgment by a court of final authority.

(d)           Notwithstanding anything in this Article VII, to the extent a Claim is capable of a cure that would place the Indemnified Party into the same position it would have been but for the Claim, no Claim shall arise until the Indemnifying Party has failed to promptly cure the Claim, but no later than within thirty (30) days of notice thereof. The cure period shall not toll any Losses from accruing.

7.4           Payment of Indemnification Obligation; Limitations on Indemnification.

After the application of the procedures set forth in this Article VII, each Indemnifying Party agrees to pay promptly to the Indemnified Party, the amount of all Losses to which the foregoing indemnities relate. Notwithstanding the foregoing, no Indemnified Party shall be entitled to receive any amount in respect of any indemnification claims under this Article VII: (a) unless and until the amount of all Losses incurred or suffered by such Indemnified Party exceeds $200,000 (the “Basket”) in the aggregate, in which event, the Indemnifying Party shall be obligated to indemnify the Indemnified Party (in accordance with the procedures set forth in this Article VII), and the Indemnified Party may assert its right to indemnification (in accordance with the procedures set forth in this Article VII), to the full extent of all Losses, including Losses that are less than the Basket, or (b) in excess of an amount equal to the escrow Hold Back (the “Cap”) in the aggregate; provided, however, that the Basket and the Cap shall not apply to (x) breaches of any Fundamental Representation, (y) any indemnification claims under Section 7.2(a)(ii) and Section 7.2(b)(ii), or (z) or any act of fraud on the part of Sellers. For purposes hereof, “Fundamental Representations” shall mean the representations contained in Sections 4.1, 4.2, 4.9 and 4.19 hereof. The Seller Indemnified Parties may receive disbursements from the escrow Hold Back (as determined in accordance with the terms of this Agreement and the Escrow Agreement) with respect to any of Sellers’ indemnification obligations under this Agreement following a favorable final resolution per the Claim resolution procedure described in Section 7.3 and the terms of the escrow Hold Back described in Section 2.6.

7.5           Other Rights and Remedies Not Affected.

The indemnification rights of each Indemnified Party under this Article VII are independent of and in addition to such rights and remedies as such Indemnified Party may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder, including, without limitation. the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

The respective obligations of Buyers (see Section 8.1) and Sellers (see Section 8.2) to consummate the Transactions are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

8.1           Conditions Precedent to the Obligations of Buyers.

The obligation of Buyers to consummate the Transactions is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Buyers in writing:

(a)           Each representation and warranty of Sellers contained in Article IV of this Agreement shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (other than those representations and warranties made as of a specific date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such date).

(b)           Each Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Each Seller shall have delivered to Buyers (i) certificates, dated as of the Closing Date, signed on behalf of and by each Seller by a duly authorized Person, certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and (b), (ii) certificates of the Managers of each Seller, dated as of the Closing Date, certifying as to (A) the good standing of the respective Entities (with good standing certificates attached), (B) due authorization of this Agreement and the Transactions by each Seller (with resolutions attached), and (C) true and correct attached copies of the Articles of Organization of each Seller, and (iii) certificates of the Managers of each Seller certifying, among other things the incumbency of all officers of that Entity having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the Transactions.

(d)           All Third-Party Consents required under those Company Material Contracts set forth on Schedule 8.1(d) are obtained and copies thereof delivered to Buyers, except to the extent the Company Material Contract is subject to Section 6.15.

(e)            Except as set forth on Schedule 8.1(e), on or before the Closing, each Seller shall have obtained a release and discharge of any and all Liens (except for Permitted Liens) which affect the Acquired Assets or the Business, and shall provide Buyers with copies of all UCC-3 forms where applicable.

(f)            There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which (i) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions.

(g)           Sellers shall have delivered to Buyers all of the items required to be delivered in accordance with Section 3.2 of this Agreement, including duly executed counterparts to all documents and deliveries set forth therein.

(h)           Buyers shall have received written confirmation from Genband reflecting Genband’s commitment to provide ongoing technical support to Sellers for the CS2K platform for a period of at least three years following the Closing Date.

(i)            Except as otherwise provided herein, no agreement or understanding relating to services to be provided to the Business by any Person up to and including the Closing Date, shall be binding on Buyers or the Business following the Closing Date (unless such agreement or understanding is included among the Acquired Assets or the Assumed Liabilities).

(j)            Buyers and Sellers shall have entered into the Transitional Services and Use Agreements in accordance with the provisions of Section 6.17, including, without limitation, in accordance with the material terms of such Transitional Services and Use Agreements as have been agreed to by Buyers and Sellers (as set forth on Schedule 6.17).

(k)           Since the date hereof, nothing shall have occurred, and Buyers shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or could reasonably be expected to have, a Closing Material Adverse Effect on the Transactions.

(l)            Buyers shall not have terminated this Agreement under Sections 6.7(b), 6.7(c) and 6.14(b).

(m)          All approvals and consents by any Governmental Entity required in connection with the consummation of the Transactions shall have been obtained and shall be in full force and effect and delivered to Buyers; all filings with any Governmental Entity, as are required in connection with the consummation of such Transactions, shall have been made; and all waiting periods, if any, applicable to the consummation of such Transactions imposed by any Governmental Entity shall have expired.

(n)           Any Excluded Liabilities that are due and payable on or prior to the Closing Date, except to the extent any of those Excluded Liabilities are being negotiated or contested in good faith by Sellers, shall have been paid or satisfied.

(o)           All actions, proceedings, instruments and documents required to carry out the Transactions or those incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Buyers, and such counsel shall have been furnished with such certified copies of such organizational actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(p)           Sellers shall deliver to Buyers an opinion letter from Sellers’ General Counsel stating his opinion that, based on the research and analysis performed by the Sellers’ Office of the General Counsel, the liens set forth on Schedule 4.19 that have not been discharged at Closing are outside the applicable statute of limitations or otherwise unenforceable. The parties agree that nothing contained in this condition or in the opinion letter shall constitute a waiver of the Sellers’ attorney-client privilege, attorney work product privilege, or any other privilege.

8.2           Conditions Precedent to the Obligations of Sellers.

The obligations of each Seller to consummate the Transactions are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by each Seller in writing:

(a)           Each representation and warranty of Buyers contained in Article V of this Agreement shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (other than those representations and warranties made as of a specific date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such date).

(b)           Each Buyer shall have performed in all material respects all of its obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Each Buyer shall have delivered to Sellers certificates, dated the Closing Date, signed on behalf of its Chief Executive Officer certifying as to (i) the fulfillment of the conditions specified in Sections 8.2(a) and (b), and (ii) the incumbency of each officer of Fusion and FBAC having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the Transactions.

(d)           All actions, proceedings, instruments and documents required to carry out the Transactions or those incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(e)           There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which (i) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions.

(f)           Since the date hereof, nothing shall have occurred, and no Seller shall have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the consummation of the Transactions.

(g)           Buyers shall have delivered to Sellers the Purchase Price and duly executed counterparts to all documents and deliveries as set forth in Section 3.2 of this Agreement.

ARTICLE IX
TERMINATION

9.1           Termination by Buyers.

(a)           In the event any of the conditions contained in Section 8.1 are not fully and completely satisfied by the close of business on the day that is the later of November 15, 2013, or 10 business days after the Audit is completed (the “Outside Closing Date”), or if satisfaction of any such condition by the Outside Closing Date is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement), and the conditions shall not have been expressly waived in writing by Buyers on or before the Outside Closing Date, this Agreement shall terminate upon written notice by Buyers to Sellers.

(b)           In the event either Seller commits a material breach of any of the provisions of this Agreement, and such breach has not been waived by Buyers or cured within thirty (30) days after notification of same, this Agreement shall terminate upon written notice by Buyers to Sellers.

(c)           If the Closing has not occurred on or before the Outside Closing Date, this Agreement shall terminate upon written notice by Buyers to Sellers unless either Buyer is in material breach of any of the provisions of this Agreement.

(d)           Buyers shall have the right to terminate this Agreement under Sections 6.7(b), 6.7(c) and 6.14 in accordance with the terms thereof and upon written notice by Buyers to Sellers.

9.2           Termination by Sellers.

(a)           In the event any of the conditions contained in Section 8.2 are not fully and completely satisfied as of the Outside Closing Date, or if satisfaction of any such condition by the Outside Closing Date is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and the conditions shall not have been expressly waived in writing by Sellers on or before the Outside Closing Date, this Agreement shall terminate upon written notice by Sellers to Buyers.

(b)           In the event either Buyer commits a material breach of any of the provisions of this Agreement, and such breach has not been waived by Sellers or cured within thirty (30) days after notification of same, this Agreement shall terminate upon written notice by Sellers to Buyers.

(c)           If the Closing has not occurred on or before the Outside Closing Date, this Agreement shall terminate upon written notice by Sellers to Buyers unless either Seller is in material breach of any of the provisions of this Agreement.

(d)           Sellers shall have the right to terminate this Agreement under Section 6.7(b) in accordance with the terms thereof and upon written notice by Sellers to Buyers.

9.3           Termination by Buyers or Sellers.

In the event: (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited; (ii) any Governmental Entity shall have issued an order restraining or enjoining the Transactions, and such order shall have become final and non-appealable; or (iii) upon mutual written consent of Sellers and Buyers, this Agreement shall terminate upon written notice by any Party(ies) to the other Party(ies).

9.4           Effect of Termination.

In the event of termination of this Agreement pursuant to this Article IX, this Agreement, except as to the provisions of this Agreement which shall expressly survive any termination (including, without limitation, the provisions of Section 6.1 hereof and Article X), shall become void and of no effect with no liability on the part of any Party; provided, however, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or intentional breach of this Agreement, including, without limitation, a Party’s refusal to consummate the Transactions without legal justification therefor.

ARTICLE X
MISCELLANEOUS

10.1         Expenses.

Each of the Parties shall bear its own costs and expenses associated with its completion of due diligence and the other activities contemplated by this Agreement, provided, however: (a) the fees and expenses associated with the Audit shall be shared equally by Buyers and Sellers, except that Sellers shall bear all of the fees and expenses of the Audit in the event that (i) the Audited Business Financial Statements are not in compliance with GAAP and/or the rules and regulations of the SEC applicable to Fusion, (ii) the filing of such Audited Business Financial Statements with the SEC could cause Fusion to be out of compliance with its obligations under Federal securities laws and/or (iii) the financial condition and results of operations reported in the Audited Business Financial Statements are materially and adversely different from the financial condition or results of operations otherwise represented by Sellers in the Disclosure Schedules; (b) the costs associated with obtaining the regulatory approvals contemplated by Section 6.8 above shall be shared equally by Buyers and Sellers; (c) the expenses associated with Third-Party Consents contemplated by Section 6.9 above shall be shared equally by Buyers and Sellers; and (d) the fees and expenses of the Independent Accountants shall be shared equally by Buyers and Sellers. Except as aforesaid, expenses of Sellers or the Business incurred as a part of these Transactions shall not be considered incurred in the normal course of the Business and shall be discharged at or prior to the Closing or shall cause a corresponding adjustment to the Purchase Price.

10.2         Notices.

(a)           All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise), or mailed (certified or registered mail with postage prepaid and return receipt requested, or overnight delivery service), or sent by confirmed facsimile or electronic transmission, as follows:

Notice to Fusion:	Fusion Telecommunications International, Inc.
Attn.: President 420 Lexington Avenue, Suite 1718 New York, NY 10170 Facsimile No.: (212) 972-7884 E-mail: dhutchins@fusiontel.com

With a Copy to:	Steven I. Weinberger, P.A.
Attn: Steven Weinberger, Esq. 1200 N. Federal Highway, Suite 200 Boca Raton, FL 33432 Facsimile No.: (888) 825-6417 E-mail: steve@southfloridacorporatelaw.com

Notice to FBAC:	Fusion Broadvox Acquisition Corp.
Attn.: President 420 Lexington Avenue, Suite 1718 New York, NY 10170 Facsimile No.: (212) 972-7884 E-mail: dhutchins@fusiontel.com

With a Copy to:	Steven I. Weinberger, P.A.
Attn: Steven Weinberger, Esq. 1200 N. Federal Highway, Suite 200 Boca Raton, FL 33432 Facsimile No.: (888) 825-6417 E-mail: steve@southfloridacorporatelaw.com

Notice to Broadvox:	BroadvoxGo!, LLC
Attn: Andre Temnorod 75 Erieview Plaza, Suite 400 Cleveland, OH 44114 Facsimile No.: (216) 373-4812 E-mail: atemnorod@broadvox.com

With a Copy to:	Alex Gertsburg, Esq.
36 South Franklin Street Chagrin Falls, OH 44022 Facsimile No.: (216) 373-4812 E-mail: ag@gertsburglaw.com

Notice to Cypress:	Cypress Communications, LLC
Attn: Eugene Blumin Four Piedmont Center, Suite 600 Atlanta, GA 30305 Facsimile No.: (216) 373-4652 E-mail: eblumin@broadvox.com

With a Copy to:	Alex Gertsburg, Esq.
36 South Franklin Street Chagrin Falls, OH 44022 Facsimile No.: (216) 373-4812 E-mail: ag@gertsburglaw.com

(b)           Notwithstanding the foregoing, notices to Sellers and Buyers (and required copies thereof) may be contained in a single notice to all of them, respectively.

(c)           Any such notice shall be deemed to have been given (i) upon actual delivery, if delivered by hand; (ii) on the following business day, if delivered by same-day or overnight courier service; (iii) on the third (3rd) business day following the mailing of such notice by certified or registered mail; and (iv) upon sending such notice, if sent via facsimile or electronic transmission with receipt confirmation.

10.3         Entire Agreement.

This Agreement (including the Disclosure Schedules and Exhibits) constitutes the entire agreement between or among the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, between or among the Parties with respect to the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules and/or Exhibits hereto (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in this Agreement shall control and govern.

10.4         Assignment; Binding Effect; Benefit.

Neither this Agreement nor any of the rights, benefits, or obligations hereunder may be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party(ies). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person or Entity (except for the Seller Indemnified Parties and the Buyer Indemnified Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.5         Amendment.

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties hereto.

10.6         Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7         Counterparts; Facsimile/Email Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed and delivered by facsimile or email signature.

10.8         Governing Law; Mediation; Venue.

(a)           This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of Law principles thereof.

(b)           If at any time there is a dispute between or among the Parties with respect to any matter arising directly or indirectly from this Agreement (an “Agreement Matter”), the Parties agree that they will, within ten (10) days following receipt of written notice of any such dispute, engage in face-to-face negotiations in an attempt to resolve such dispute and shall, upon failing to negotiate a mutually-satisfactory resolution, choose a mutually agreeable neutral third party to mediate such dispute. Mediation shall be non-binding and shall be confidential. The Parties shall refrain from court and arbitration proceedings during the mediation process insofar as they can do so without prejudicing their respective legal rights. The Parties shall participate in good faith in accordance with the recommendations of the mediator and shall follow the procedures for mediation as suggested by the mediator. All expenses of mediation, except expenses of the individual Parties, shall be shared equally by the Parties thereto. Each Party(ies) shall be represented in the mediation by a Person with authority to settle such dispute. If the Parties are unable to resolve such dispute in good faith within six (6) months of the date of the initial demand by any Party(ies) for such fact-finding, such dispute shall be finally resolved in accordance with the procedures set forth in Section 10.8(c) below.

(c)           Subject first to the application of the provisions of Section 10.8(b) above, for any Agreement Matter, each of the Parties hereto hereby (a) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the District of Delaware and/or the state court in Wilmington, New Castle County, Delaware (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; (b) irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (c) waives, to the fullest extent permitted by Law, any immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waives, to the fullest extent permitted by Law, any right to a trial by jury in connection with a Proceeding, (e) agrees not to commence any Proceeding other than in such courts, and (f) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth herein.

10.9         Joint Participation in Drafting this Agreement.

The Parties acknowledge and confirm that each of their respective attorneys has participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for any Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party(ies) shall not be employed in the interpretation of this Agreement to favor any Party(ies) against another and that no Party(ies) shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

10.10       Severability.

The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity, legality or enforceability of the other provisions hereof. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

10.11       Enforcement.

The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with the provisions of Section 10.8 above (at its sole cost and expense). The provisions of this Section shall be in addition to any other remedy to which they are entitled at Law or in equity.

10.12       Delays and Omissions; Waiver.

No delay or omission to exercise any right, power or remedy accruing to any Party(ies) under this Agreement, upon any breach or default of any other Party(ies) under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party(ies) nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party(ies) of any breach or default under this Agreement, or any waiver on the part of any Party(ies) of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party(ies), shall be cumulative and not alternative.

10.13       Representation by Counsel.

Each Party represents and warrants to the other Party(ies) that it has consulted with and has been represented by the attorney(s) and accountant(s) of its choosing with reference to this Agreement and the Transactions.

10.14       Tax Matters.

(a)           The Parties acknowledge and agree that any sales, use, transfer or other similar Taxes (the "Transfer Taxes") assessed at the Closing or at any time thereafter on the transfer of any of the Acquired Assets shall be paid by Buyers. The Parties shall cooperate in good faith in providing each other with any appropriate resale exemption certificates and other similar documentation.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets or the Business for a Tax period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Sellers, on the one hand, and Buyers, on the other hand, based on the number of days of such Tax period included in such Tax period ending on or before the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such Tax period that begins after the Closing Date (the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyers shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. With respect to any general and special real estate and other ad valorem Taxes associated with the Leased Real Property, if the Closing Date shall occur before the Tax rate is fixed for such fiscal year, the apportionment of such Taxes and payments at the Closing shall be based upon the most recently ascertainable tax bills.

(c)           Transfer Taxes and Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party(ies) shall be entitled to reimbursement from the non-paying Party(ies) in accordance with Section 10.14(a) or Section 10.14(b), as the case may be. Upon payment of any such Transfer Tax or Apportioned Obligation, the paying Party(ies) shall present a statement to the non-paying Party(ies) setting forth the amount of reimbursement to which the paying Party(ies) is entitled under Section 10.14(a) or Section 10.14(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party(ies) shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement unless there is a good faith dispute with respect to such amount, in which case the Parties will cooperate in good faith to resolve such dispute.

10.15       Disclosure Schedules.

Notwithstanding anything to the contrary contained in this Agreement, any information disclosed in one section of the Disclosure Schedules (or in any update thereto) shall be deemed to be disclosed in such other section(s) of the Disclosure Schedules to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section(s) of the Disclosure Schedules. Any disclosures in the Disclosure Schedules (or in any update thereto) that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. The Disclosure Schedules (or any update thereto) may include items and information that are not “material” relative to the Business, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. During the Pre-Closing Period, Sellers may (but shall not be obligated to) update the Disclosure Schedules solely to reflect changes arising by reason of the passage of time in its representations and warranties under Article IV hereof and in Schedule 8.1(d). Updates to all other Disclosure Schedules may be made only upon mutual agreement of the Parties. Any such update(s) as aforesaid shall be deemed incorporated into the Disclosure Schedules.

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase and Sale Agreement as of the Effective Date.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. (“FUSION”)		FUSION BROADVOX ACQUISITION CORP. (“FBAC”)

By:	/s/ Gordon Hutchins, Jr.	By:	/s/ Gordon Hutchins, Jr.

Title:	President and COO	Title:	President

BROADVOXGO!, LLC (“BROADVOX”)		CYPRESS COMMUNICATIONS, LLC (“CYPRESS”)

By:	/s/ Andre Temnorod	By:	/s/ Eugene Blumin

Title:	CEO	Title:	COO

INDEX OF EXHIBITS TO THE
ASSET PURCHASE AND SALE AGREEMENT

Exhibit A – Sample Net Working Capital Balance Calculation	50

Exhibit B – Methodology for Sample Net Working Capital Balance Calculation	52

Exhibit C – Form of Bill of Sale	54

Exhibit D – Form of Assignment and Assumption Agreement	58

Exhibit E – Form of Intellectual Property Assignment	65

Exhibit F – Form of Business Real Property Lease Assignment	63

Exhibit G – Sample EBITDA Calculation	67

DISCLOSURE SCHEDULES – TABLE OF CONTENTS